Exhibit 99.01
Insignia Solutions Provides Update on Nasdaq Listing Status
Company Returns to Compliance with SEC Filing Requirements; Ticker Symbol to Revert to “INSG”
Hearing Held on Stockholders’ Equity Position; Company Awaiting Decision
Private Placement of $2.0 Million Subscribed
FREMONT, Calif.—December 16, 2005—Insignia Solutions (Nasdaq: INSG) today provided an update on matters related to its listing on The Nasdaq Capital Market.
On December 9, 2005, Insignia filed its Form 10-Q for the quarter ended September 30, 2005 with the Securities and Exchange Commission. The Company has been informed by Nasdaq that it will begin trading under the symbol “INSG” effective December 21, 2005 due to its having achieved compliance with the filing requirement. The Company traded under the symbol “INSGE” commencing November 25, 2005, indicating at that time that the Company was not in compliance with Marketplace Rule 4310(c)(14), which requires the timely filing of periodic reports.
Additionally, Insignia announced that on December 12, 2005, the Company received a Nasdaq Staff Determination letter indicating that the Company was not in compliance with Marketplace Rule 4320(e)(2)(B) and that such noncompliance is a basis for delisting the Company’s securities from The Nasdaq Stock Market. Marketplace Rule 4320(e)(2)(B) requires a company to have a minimum of $2,500,000 in stockholders’ equity or $35,000,000 market value of listed securities or $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years. As of September 30, 2005, Insignia reported stockholders’ equity of $1,849,000, and market value of its listed securities of $16,576,180. Insignia has reported losses from continuing operations in each of the three most recently completed fiscal years.
Insignia had a hearing before a Nasdaq Listing Qualifications Panel on December 15, 2005, to review the determination. During this hearing, Insignia presented its plan to regain and sustain compliance with the listing requirements. Pending the outcome of this hearing, Insignia’s shares will remain listed on The Nasdaq Capital Market. However, there can be no assurance that the Panel will grant the Company’s request for continued listing.

Insignia’s plan of compliance is centered on the anticipated closing of a private placement, which will bring its stockholders’ equity above the Nasdaq requirement. The Company has obtained commitments from investors for approximately $2.0 million of equity financing in a private placement, subject to certain closing conditions. The equity securities to be issued in the private placement described in this release have not been registered with the Securities and Exchange Commission, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.
“We are encouraged by recent progress in our efforts to strengthen our capital position to enable us to continue to develop and sell our mobile device management offerings to our customers around the world,” said Mark McMillan, chief executive officer of Insignia. “We continue to work to improve our capital position. ”
About Insignia Solutions
Insignia enables mobile operators and terminal manufacturers to manage a growing, complex and diverse community of mobile devices. Insignia’s products and services radically reduce customer care and recall costs, maintain device integrity, and enable a wide range of new mobile services. Insignia SSPv2 product is a complete standard-based mobile device management offering, which includes client provisioning technologies supported by most of the mobile devices in the past, OMA-DM based technology used by current mobile devices and future OMA-DM based technologies. Founded in 1986, Insignia has a long history of innovation, stewardship of major industry standards, and the trust of dozens of manufacturers around the world. Insignia Solutions is traded on NASDAQ under the symbol INSG. Insignia is headquartered in Fremont, California, with research and development and European operations based in the United Kingdom and Sweden as well as regional offices in Hong Kong and Seoul. For additional information about Insignia or its products, please visit www.insignia.com.
Insignia’s global customer list includes ACCS, Amena, Axalto, Campuz Mobile, CTBC, Dobson, I wireless, MTN, New World Mobility, Porta, Telstra, 3, Soutec, Spinbox and Vodacom.
Insignia, Insignia Solutions, and the Insignia Solutions logo are registered trademarks of Insignia Solutions, Inc.
Forward Looking Statements Disclaimer
This press release contains forward-looking statements that involve risks and uncertainties such as statements regarding the closing of the Company’s private placement, and the Company’s plans to comply with Nasdaq stockholders’ equity requirements. Actual results may differ from the guidance and forward-looking statements discussed above due to a number of risks including, but are not limited to, the risks that the conditions to closing the private placement are not satisfied, Insignia’s need for additional capital to sustain operations, Insignia’s need to generate significantly greater revenue to achieve profitability, intense competition in our markets and the unpredictability of Insignia’s revenue. Further details on these and other risks are set forth in Insignia Solutions’ filings with the Securities and Exchange Commission, including its most recent filings on Forms 10-K and 10-Q. These filings are available on a website maintained by the Securities and Exchange Commission at http://www.sec.gov. Insignia Solutions does not undertake any obligation to update forward-looking statements in this release.
     CONTACT:
Insignia Solutions
Mark McMillan, 510-360-3700
or
Financial Dynamics
Jordan Goldstein or Quynh Nguyen, 415-439-4500